Ex 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated October 30, 2006, in the Registration Statement (Form SB-2) and related Prospectus of Tissera Inc. for the registration of its shares of its common stock.

/s/ Kost Forer Gabbay & Kasierer
Tel Aviv, Israel	Kost Forer Gabbay & Kasierer
May 15, 2007	A Member of Ernest & Young Global